                                                                   EXHIBIT 10.11
                                CREDIT AGREEMENT

          THIS AGREEMENT is entered into as of March 31, 1996, by and between ZERO CORPORATION, a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

                                    RECITALS

          A. Bank and Borrower have previously entered into that certain letter agreement dated as of January 31, 1994 (as amended from time to time, the "Prior Agreement") pursuant to which Bank issued for the account of Borrower sight commercial and standby letters of credit.

          B. Borrower has requested from Bank the credit accommodation described below, and Bank has agreed to provide said credit accommodation to Borrower on the terms and conditions contained herein.

          C.   The Prior Agreement shall be replaced by this Agreement.

          NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

                                    ARTICLE 1
                                   THE CREDIT

          Section 1.1  LINE OF CREDIT.

          (a) LINE OF CREDIT. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower, and, as described in the subfeatures set forth below, to issue letters of credit for the account of Borrower, from time to time up to and including March 31, 1998, not to exceed at any time the aggregate principal amount of Twenty-Eight Million Dollars ($28,000,000.00) ("Line of Credit"), the proceeds of which shall be used for general corporate purposes. Borrowers obligation to repay advances under the Line of Credit shall be evidenced by a promissory note substantially in the form of EXHIBIT A attached hereto ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

          (b) LIMITATION ON CASH ADVANCES. Notwithstanding anything to the contrary contained herein or in the Line of Credit Note, outstanding cash advances under the Line of Credit (unrelated to drafts paid by Bank under Standby Letters of Credit and Commercial Letters of Credit as defined below) shall not at any time exceed the aggregate principal amount of TWENTY MILLION DOLLARS ($20,000,000.00).

          (c) STANDBY LETTER OF CREDIT SUBFEATURE. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue standby letters of credit for the account of Borrower to support various financial obligations of Borrower and its Subsidiaries (as defined in Section
2.11 below) (each, a "Standby Letter of Credit" and collectively, "Standby Letters of Credit") provided however, that the form and substance of each Standby Letter of Credit (OTHER THAN the face amount thereof) shall be subject to approval by Bank, in its sole discretion. Notwithstanding the foregoing or anything else


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

contained herein or in any other Loan Document (as defined in Section 2.2 below) to the contrary, the aggregate undrawn amount of all outstanding Standby Letters of Credit shall not at any time exceed SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000.00). Each Standby Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by Borrower provided however, that no Standby Letter of Credit shall have an expiration date subsequent to the date seven (7) months after the maturity date of the Line of Credit. The undrawn amount of all Standby Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Standby Letter of Credit shall be subject to the additional terms and conditions of the Standby Letter of Credit Agreement and related documents, if any, required by Bank in connection with the issuance thereof (each, a "Standby Letter of Credit Agreement" and collectively, "Standby Letter of Credit Agreements"). Each draft paid by Bank under a Standby Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances provided however, that if advances under the Line of Credit are not available, for any reason whatsoever, at the time any draft is paid by Bank, then the full amount of such draft shall be immediately due and payable, together with interest thereon, from the date such amount is paid by Bank to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. Any standby letters of credit issued under the Prior Agreement which are outstanding as of the date hereof shall be deemed Standby Letters of Credit hereunder.

          (d) COMMERCIAL LETTER OF CREDIT SUBFEATURE. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue sight commercial letters of credit for the account of Borrower to support commercial trade obligations of Borrower and its Subsidiaries (each, a "Commercial Letter of Credit" and collectively, "Commercial Letters of Credit"); provided however, that the form and substance of each Commercial Letter of Credit (OTHER THAN the face amount thereof) shall be subject to approval by Bank, in its sole discretion. Notwithstanding the foregoing or anything else contained herein or in any other Loan Document to the contrary, the aggregate undrawn amount of all outstanding Commercial Letters of Credit shall not at any time exceed FIVE HUNDRED THOUSAND DOLLARS ($500,000.00). Each Commercial Letter of Credit shall be issued for a term not to exceed one hundred eighty (180) days, as designated by Borrower: provided however, that no Commercial Letter of Credit shall have an expiration date subsequent to September 30, 1998. The undrawn amount of all Commercial Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Commercial Letter of Credit shall be subject to the additional terms and conditions of the Commercial Letter of Credit Agreement and related documents, if any, required by Bank in connection with the issuance thereof (each, a "Commercial Letter of Credit Agreement" and collectively, "Commercial Letter of Credit Agreements"). Each draft paid by Bank under a Commercial Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances provided however, that if advances under the Line of Credit are not available, for any reason whatsoever, at the time any draft is paid by Bank, then the full amount of such draft shall be immediately due and payable, together with interest thereon, from the date such amount is paid by Bank to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. Any sight commercial letters of credit issued under the Prior Agreement which are outstanding as of the date hereof shall be deemed Commercial Letters of Credit hereunder.

          (e) BORROWING AND REPAYMENT. Borrower may from time to time during-the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of

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the limitations, terms and conditions contained herein or in the Line of Credit
Note: provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

          Section 1.2  INTEREST/FEES.

          (a) INTEREST. The outstanding principal balance of the Line of Credit shall bear interest at the rates of interest set forth in the Line of Credit Note.

          (b) COMPUTATION AND PAYMENT. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Line of Credit Note.

          (c) UNUSED COMMITMENT FEE. Borrower shall pay to Bank a fee equal to one quarter percent (.2S%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on the last day of each quarter.

          (d) STANDBY LETTER OF CREDIT FEES. Borrower shall pay to Bank fees upon the issuance (and automatic renewal, if any) of each Standby Letter of Credit equal to one percent (1%) per annum of the face amount thereof, calculated on the basis of a 360-day year, actual days elapsed. Borrower shall pay to Bank fees upon the payment or negotiation by Bank of each draft under any Standby Letter of Credit and upon the occurrence of any other activity with respect to any Standby Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Standby Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect, or as otherwise set forth in the applicable Standby Letter of Credit Agreement, for such activity.

          (e) COMMERCIAL LETTER OF CREDIT FEES. Borrower shall pay to Bank fees upon the issuance or amendment of each Commercial Letter of Credit and upon the payment or processing by Bank of each draft under any Commercial Letter of Credit determined in accordance with Bank's standard fees and charges in effect, or as otherwise set forth in the applicable Commercial Letter of Credit Agreement, at the time any Commercial Letter of Credit is issued or amended or any draft is paid or processed.

          Section 1.3 COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all interest and fees due under, the Line of Credit by charging Borrower's demand deposit account number 4600-177174 with Bank. Should there be insufficient funds in such demand deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

          Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.


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          Section 2.1  LEGAL STATUS.  Borrower is acorporation, duly organized and existing and in good standing under the laws of the State of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

          Section 2.2 AUTHORIZATION AND VALIDITY. This Agreement, the Line of Credit Note, and each other document, contract and instrument required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the entity which executes the same, enforceable in accordance with their respective terms.

          Section 2.3 NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

          Section 2.4 LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower or any of its Subsidiaries OTHER THAN those disclosed by Borrower to Bank in SCHEDULE 2.4 attached hereto.

          Section 2.5 CORRECTNESS OF FINANCIAL STATEMENT. The consolidated financial statement of Borrower dated December 31, 1995, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct in all material respects and presents fairly the financial condition of Borrower and its Subsidiaries, (b) discloses all liabilities of Borrower and its Subsidiaries that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower or any of its Subsidiaries except for Borrower's purchase of $21,3&3,8s0 and Electronic Solutions' purchase of $50,000,000 of Borrower's capital stock, nor has Borrower or any of its Subsidiaries mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except as permitted by Bank in writing.

          Section 2.6 INCOME TAX RETURNS. Borrower has no knowledge of any pending material assessments or adjustments of its income tax payable with respect to any year.

          Section 2.7 NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrowers obligations under this Agreement and the other Loan Documents to any other obligation of Borrower.


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          Section 2.8  PERMITS. FRANCHISES.  Borrower and each of its
Subsidiaries possesses, and will hereafter possess, all material permits, franchises and licenses required and rights to all material trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

          Section 2.9 ERISA. Borrower and each of its Subsidiaries is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"): neither Borrower nor any of its Subsidiaries has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower or such Subsidiary (each, a "Plan"): no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower or any of its Subsidiaries:
Borrower and each of its Subsidiaries has met its minimum funding requirements under ERISA with respect to each Plan: and each Plan will be able to fulfill ill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

          Section 2.10 OTHER OBLIGATIONS. Neither Borrower nor any of its Subsidiaries is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

          Section 2.11 SUBSIDIARIES. As of the date hereof, the Subsidiaries of Borrower are those entities listed on Exhibit B attached hereto. As used herein, the term "Subsidiaries" shall mean any corporation at least 80% of the outstanding Voting Stock of which is, as of the date hereof, owned by borrower either directly or through Subsidiaries. As used herein, the term "Voting Stock" shall mean, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

                                    ARTICLE 3
                                   CONDITIONS

          Section 3.1 CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Banks satisfaction of all of the following conditions:

          (a) APPROVAL OF BANK COUNSEL. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

          (b) DOCUMENTATION. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

                 (i)   This Agreement and the Line of Credit Note.
                 (ii)  Corporate Borrowing and Letters of Credit Resolution.
                 (iii) Certificate of Incumbency.
                 (iv)  Articles of Incorporation.
                 (v)   Continuing Standby and Commercial


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                         Letter of Credit Agreement.
                    (vi) Such other documents as Bank may
                         require under any other Section of
                         this Agreement.

          (c) FINANCIAL CONDITION. There shall have been no material adverse change, as determined by Bank, in the consolidated financial condition or business of Borrower or any of its Subsidiaries, nor any material decline, as determined by Bank, in a substantial or material portion of the assets of Borrower or any of its Subsidiaries.

          Section 3.2 CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date EXCEPT (i) for representations and warranties that expressly relate to a particular date or which are no longer true as a result of a change permitted by this

Agreement or the other Loan Documents or (ii) as disclosed by Borrower and approved in writing by Bank.

          (b) NO DEFAULT. On the date of the signing of this Agreement and on the date of each extension' of credit by Bank pursuant hereto, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

          (c) LITIGATION. With respect to extensions of credit subsequent to the date of the signing of this Agreement, OTHER THAN matters approved in writing by Bank, no action, suit, proceeding or investigation shall be pending or, to the best knowledge, of Borrower threatened against or affecting Borrower or any of its Subsidiaries or any property of any of them before any governmental agency or authority that could constitute or have a material adverse impact on the business, operations or condition (financial or otherwise) of Borrower or any of its Subsidiaries.

          (d) DOCUMENTATION. Bank shall have received all additional documents which may be required in connection with such extension of credit.

                                    ARTICLE 4
                              AFFIRMATIVE COVENANTS

          Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise -consents in writing:

          Section 4.l PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of the Line of Credit at any time exceeds any limitation on borrowings applicable thereto.

          Section 4.2 ACCOUNTING RECORDS. Maintain, and cause the Subsidiaries to maintain, adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time during normal business hours to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower and its Subsidiaries.

          Section 4.3 FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

          (a) not later than 90 days after and as of the end of each fiscal year, (i) consolidated financial statements of Borrower and its Subsidiaries, audited by a certified public accountant acceptable to Bank, to include balance sheet, income statement, statement of cash flow and shareholders equity, (ii) consolidating statements of income of Borrower and its Subsidiaries, prepared by Borrower in the normal course of business, (iii) to the extent prepared by Borrower or reviewed or audited by Borrower's certified public accountants in the normal course of business, consolidating statements of cash flows and shareholders' equity, and a consolidating and a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit: PROVIDED, HOWEVER, that delivery pursuant to clause (c) below of copies of the Annual Report on Form 10-K of the Borrower for such fiscal year filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (a) (including with respect to consolidating statements):

          (b) not later than 45 days after and as of the end of each fiscal quarter, in each case setting forth in comparative form figures for the corresponding period in the preceding fiscal year, (i) a consolidated financial statement of Borrower and its Subsidiaries, prepared by Borrower, to include balance sheet, income statement, statement of cash flow and shareholders' equity PROVIDED, HOWEVER, that delivery pursuant to clause (c) below of copies of the Quarterly Report on Form 10-Q of the Borrower for such fiscal quarter filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (b)

          (c) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as Borrower shall send to its public stockholders and copies of all registration statements (without exhibits) and all reports (if any) which Borrower files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission)

          (d) from time to time such other information as Bank may reasonably request regarding the business, operations and condition (financial or otherwise) of Borrower and its Subsidiaries.

          Section 4.4 COMPLIANCE. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business and comply, and cause each of its Subsidiaries to comply, with the provisions of all documents pursuant to which it is organized and/or which govern its continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to it and/or its business.

          Section 4.5 INSURANCE. Maintain and keep in force, and cause each of its Subsidiaries to maintain and keep in force, insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower or such Subsidiary, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with financially sound and nationally reputable companies and in any event in amounts customarily carried by companies similarly situated as Borrower, and deliver to Bank from time to time at Bank's request certificates of insurance setting forth all insurance then in effect.

          Section 4.6 FACILITIES. Keep, and cause each of its Subsidiaries to keep, all properties useful or necessary to its business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and sufficiently preserved and maintained.

          Section 4.7 TAXES AND OTHER LIABILITIES. Pay and discharge when due, and cause each of its Subsidiaries to pay and discharge when due, any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation Federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower or any such Subsidiary may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower or any such Subsidiary has made provision, to Bank's satisfaction (acting reasonably), for eventual payment thereof in the event Borrower or any such Subsidiary is obligated to make such payment.

          Section 4.8 FINANCIAL CONDITION. Maintain Borrower's and the Subsidiaries' consolidated financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices, except to the extent modified by the following definitions:

          (a) Current Ratio not at any time less than 1.25 to 1.0, with "Current Ratio" defined as total current assets divided by total current liabilities (to include all cash advances outstanding under this Agreement even if such amounts would not be considered current liabilities under generally accepted accounting principles).

          (b) Consolidated Tangible Net Worth not at any time less than Base Net Worth plus, to the extent positive, 25Z of cumulative earnings, with "Consolidated Tangible Net Worth" defined as the aggregate of total stockholders' equity less any intangible assets in excess of $2,000,000.00 which are booked subsequent to September 30, 1995, and with "Base Net Worth" defined as the greater of (i) an amount equal to 75% of consolidated stockholders' equity (after giving effect to the purchase of Borrower's stock by Electronic Solutions pursuant to a tender offer as disclosed to Bank prior to the date hereof), or (ii) $65,000,000.00.

          (c) EBITDA not less than $1.00 as of each fiscal year end, with "EBITDA" defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense.

          Section 4.9  NOTICE TO BANK.  Promptly (but in no event more than five
(5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default (b) any change in the name or the organizational structure of Borrower or any of its Subsidiaries having a net worth in excess of $5,000,000; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan or (d) any termination or cancellation of any insurance policy which Borrower or any of its Subsidiaries is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's or any Subsidiary's property.

                                    ARTICLE 5
                               NEGATIVE COVENANTS

          Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

          Section 5.1 USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article 1 hereof.

          Section 5.2 OTHER INDEBTEDNESS. Create, incur, assume or permit to exist, or permit any of its Subsidiaries to create, incur, assume or permit to exist, any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank,
(b) indebtedness of any Subsidiary to Borrower, (c) indebtedness of Borrower to any Subsidiary, provided such indebtedness is subordinated in right of repayment to all indebtedness of Borrower to Bank pursuant to subordination agreements in form and substance satisfactory to Bank, (d) indebtedness and other liabilities of Borrower or any of its Subsidiaries existing as of the date hereof and specified on SCHEDULE 5.2 attached hereto, and (e) other indebtedness so long as
(i) total long term debt does not exceed 55% of Consolidated Tangible Capitalization, with "Consolidated Tangible Capitalization" defined as the sum of Consolidated Tangible Net Worth (as defined in Section 4.8(b) above) of Borrower and its Subsidiaries plus long term debt, and (ii) all current debt is reduced to a zero balance for sixty (60) consecutive days each rolling twelve
(12) month period.

          Section 5.3 MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Except as permitted below, merge into or consolidate with any other entity, or permit any Subsidiary to do so make any substantial change in the nature of Borrower's business as conducted as of the date hereof or permit any Subsidiary to do so with regard to its business: acquire all or substantially all of the assets of any other entity, or permit any Subsidiary to do so: or sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business, or permit any Subsidiary to do so with regard to its assets. Notwithstanding the foregoing, (a) any Subsidiary may merge or consolidate with or into Borrower, provided that Borrower is the continuing or surviving corporation, (b) any Subsidiary may merge or consolidate with or into a Subsidiary wholly-owned by Borrower, (c) Borrower may merge with any other solvent corporation, provided that Borrower shall be the continuing or surviving corporation, and no Event of Default, or any condition which with the giving of notice or the passage of time or both would constitute an Event of Default, has occurred and is continuing or would result immediately after giving effect to such merger, (d) Borrower may merge with a Subsidiary wholly-owned by Borrower which has essentially no assets or liabilities and has been formed solely for purposes of effecting a change of domicile of Borrower through such merger, so long as no Event of Default, or any event which with the giving of notice or the passage of time or both would constitute an Event of Default, has occurred and is continuing or would exist immediately after giving effect to such merger, (e) any Subsidiary may transfer assets to Borrower or to a Subsidiary wholly-owned by Borrower, and Borrower or any Subsidiary may sell inventory in the ordinary course of business, (f) Borrower and the Subsidiaries may transfer the assets or stock set forth on SCHEDULE 5.3 attached hereto, provided that each such transfer shall be effected on or before February 1, 1998, Borrower or the Subsidiary selling such assets receives in each case an amount equal to the fair market value thereof, and if the transfer involves the transfer of a Subsidiary, no additional loan, advance or investment is made in or to such Subsidiary subsequent to the date hereof (except for such loans, advances or investments made in the ordinary course of business of Borrower), and (9) Borrower or any Subsidiary may otherwise transfer assets, provided that after giving effect thereto (i) the twelve Month Percentage of Assets Transferred pursuant to this clause (9) and Section 5.6 shall not exceed 15%, and (ii) the cumulative Percentage of Assets Transferred pursuant to this clause (7) and Section 5.6 shall not exceed 30%. As used in clause (9) above, the term "Twelve Month Percentage of Assets Transferred" shall mean, as of any time of determination thereof, the sum of the Percentages of Assets Transferred for all assets of Borrower and the Subsidiaries transferred pursuant to clause (9) or Section 5.6 during the immediately preceding twelve month period. The term "Percentages of Assets Transferred" shall mean, with respect to each asset transferred pursuant to Section 5.6 and clause (9) above, the percentage of the total assets of Borrower and the Subsidiaries determined on a consolidated basis which is represented by the greater of the book value or fair market value of such asset, in each case as of the last day of the fiscal quarter most recently ended prior to the effective date of such transfer. In each instance where a calculation is made utilizing an asset's fair market value, the total assets of Borrower and the Subsidiaries on a consolidated basis shall be increased by the difference between such asset's fair market value and its book value for purposes of such calculation. The term "Cumulative Percentage of Assets Transferred" shall mean, as of any time of determination, thereof, the sum of the Percentages of Assets Transferred for all assets of Borrower and the Subsidiaries transferred pursuant to Section 5.6 and clause (9) after the date hereof.

          Section 5.4 LOANS, ADVANCES, INVESTMENTS. Make, or permit any Subsidiary to make, any loans or advances to or investments in any person or entity, except (a) loans or advances to any Subsidiary, (b) Electronic Solutions may purchase shares of the common stock of Borrower in connection with a tender offer as disclosed to Bank in writing prior to the date hereof, (c) the purchase of stock, obligations or securities of a Subsidiary or of another entity which immediately after such purchase or acquisition will be a Subsidiary or a division of Borrower, (d) investments in (i) direct obligations of, or obligations guaranteed by, the United States of America, (ii) certificates of deposit and bankers' acceptances, and repurchase agreements with respect to the same, in each case payable in the United States in United States dollars and maturing not more than one year from the date of purchase and issued by a commercial bank located and incorporated in the United States or Canada with capital and surplus in excess of $250 million (U.S.), iii) commercial paper rated P-l by Moody's Investors Service, Inc. ("Moody's") or A-l by Standard & Poor's Corporation ("S&P") and maturing not more than one year from the date of purchase thereof and (iv) bonds, debentures, notes or similar debt obligations issued by a United States domiciled corporation or by a state or municipality which are rated "A" or better by Moody's or S&P and mature not more than two years from the date of purchase, (e) stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to Borrower or to any of its Subsidiaries, (f) travel and other like advances to officers and employees of Borrower or of any Subsidiary in the ordinary course of business, (9) the cash value of life insurance policies purchased or otherwise owned by Borrower on the lives of members of Borrower's management,
(h) loans, advances and investments existing on the date hereof as disclosed to Bank in writing prior to the date hereof, (i) other loans, advances and investments, provided that the aggregate amount thereof (determined using original cost in the case of investments) shall at no time exceed 10Z of Consolidated Tangible Net Worth, with "Consolidated Tangible Net Worth" as defined in Section 4.8 (b) above.

          Section 5.5. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's or any Subsidiary's assets now owned or hereafter acquired, except (a) liens for taxes not yet due and payable or which are being actively contested in good faith by appropriate proceedings, (b) liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business, (c) liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to Borrower or to a Subsidiary wholly-owned by Borrower, (d)) liens existing on any property of any corporation at the time it becomes a Subsidiary (so long as such lien was not created or incurred in anticipation of such corporation becoming a Subsidiary), or existing prior to the time of acquisition upon any property acquired by Borrower or any Subsidiary through purchase, merger or consolidation or otherwise, whether or not assumed by Borrower or such Subsidiary, or placed upon property at the time of acquisition by Borrower or any Subsidiary to secure all or a portion of for to secure debt incurred to pay all or a portion of) the purchase price thereof, provided that
(i) any such lien shall not encumber any other property of Borrower or such Subsidiary, and (ii) the aggregate amount of debt secured by all such liens at no time exceeds an amount equal to 15Z of Consolidated Tangible Net Worth (as defined in Section 5.4 above), and (e) other liens securing debt so long as the aggregate amount of Priority Debt at no time exceeds an amount equal to 15% of Consolidated Tangible Net Worth. As used herein, Priority Debt" means debt of Borrower secured by any lien, and debt and preferred stock of Subsidiaries (including any guarantee by a Subsidiary of debt of Borrower), but excluding (a) debt and preferred stock of Subsidiaries which are held by Borrower or a Subsidiary wholly-owned by Borrower, (b) the guaranteed senior promissory notes of Electronic Solutions in the aggregate principal amount of $50,000,000.00 dated as of March 8, 1996, and (c) debt secured by any lien described in clause
(e) of this Section 5.5.

          Section 5.6. SALE OF STOCK AND DEBT OF SUBSIDIARIES. Sell or otherwise dispense of, or part with control of, or permit any Subsidiary to sell or otherwise dispense of, or part with control of, any shares of stock or debt of any Subsidiary, except to Borrower or a Subsidiary wholly-owned by Borrower, and except that all shares of stock and debt of any Subsidiary (other than Electronic Solutions) at the time owned by or owed to Borrower and all Subsidiaries may be sold as an entirety for a cash consideration which represents the fair value (as determined in good faith by the Board of Directors of Borrower) at the time of sale of the shares of stock and debt so sold provided that (a) such sale or other disposition is treated as a transfer of the assets of such Subsidiary and is permitted by Section 5.3, and (b) at the time of such sale, such Subsidiary shall not own, directly or indirectly, any shares of stock or debt of any other Subsidiary (unless all of the shares of stock and debt of such other Subsidiary owned, directly or indirectly, by Borrower and all Subsidiaries are simultaneously being sold as permitted by this Section).

          Section 5.7. LEASE RENTALS. Enter into or permit to remain in effect, or permit any Subsidiary to enter into or permit to remain in effect, any operating lease as lessee if the aggregate rentals payable by Borrower and Subsidiaries on a consolidated basis under all operating leases during any fiscal year would exceed 2.5% of the consolidated revenue of Borrower and the Subsidiaries for the immediately preceding fiscal year of Borrower.

          Section 5.8. SUBSIDIARY DIVIDEND RESTRICTIONS. Enter into or otherwise be subject to, or permit any Subsidiary to enter into or otherwise be subject to, any contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the payment of, dividends by any Subsidiary.

                                    ARTICLE 6
                                EVENTS OF DEFAULT

          Section 6.1 The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

          (a) Borrower shall fail to pay when due any principal payable under any of the Loan Documents or Borrower shall fail to pay any interest, letter of credit fees or other fees and amounts payable under any of the Loan Documents within five (5) banking days after Borrower is notified by Bank in writing that the same are, or shall become, due.

          (b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

          (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

          (d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower or any of its Subsidiaries has incurred any debt or other liability to any person or entity, including Bank provided, however, that in the case of a default or defined event of default under the terms of indebtedness to a person or entity other than Bank, any cure period applicable thereto has expired and such indebtedness is in excess of $2,500,000.00 individually or in the aggregate for all such defaults by Borrower and its Subsidiaries combined.

          (e) The filing of a notice of judgment lien against Borrower or any of its Subsidiaries or the recording of any abstract of judgment against Borrower or any of its Subsidiaries in any county in which Borrower or such Subsidiary has an interest in real property: or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or of any of its Subsidiaries: or the entry of a judgment against Borrower or any of its Subsidiaries provided, however, that such judgments, liens, levies, writs, executions and other process involve debts of or claims against Borrower or any of its Subsidiaries in excess of $2,500,000.00, individually or in the aggregate for all such judgments, liens, levies, writs, executions and other process against Borrower and its Subsidiaries combined, and within twenty (20) days after the creation thereof, or at least ten (10) days prior to the date on which any assets could be lawfully sold in satisfaction thereof, such debt or claim is not satisfied or stayed pending appeal and insured against in a manner satisfactory to Bank.

          (f) Borrower or any of its Subsidiaries shall become insolvent, or shall suffer or consent to or' apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors Borrower or any of its Subsidiaries shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or Federal law granting relief to debtors, whether now or hereafter in effect or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or Federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any of its Subsidiaries, or Borrower or any of its Subsidiaries shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition: or Borrower or any of its Subsidiaries shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any of its Subsidiaries by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or Federal law relating to bankruptcy, reorganization or other relief for debtors.

          (g) There shall exist or occur any event or condition which Bank in the exercise of its reasonable discretion from the perspective of a commercial lender believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower of its obligations under any of the Loan Documents.

          (h) The dissolution or liquidation of Borrower or Borrower, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower.

          Section 6.2  REMEDIES.  Upon the occurrence of any Event of Default:
(a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower: (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate: and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

                                    ARTICLE 7
                                  MISCELLANEOUS

          Section 7.1 NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

          Section 7.2 NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

     BORROWER: ZERO CORPORATION
               444 S. Flower Street
               Los Angeles, CA 90071
               Attn: Anita J. Cutchall
               Director of Legal Affairs

     BANK:     WELLS FARGO BANK, NATIONAL ASSOCIATION
               333 S. Grand Avenue, 3rd Floor
               Los Angeles, CA 90071


or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid and (c) if sent by telecopy, upon receipt.

          Section 7.3 COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, and including any of the foregoing incurred in connection with any bankruptcy proceeding relating to Borrower.

          Section 7.& SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties provided however, that Borrower may not assign or transfer its interest hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents provided that such assignee, transferee or participant is an "Eligible Assignee." For purposes of this Agreement, "Eligible Assignee" means (a) any affiliate of Bank, (b) any commercial bank, savings bank, savings and loan association or similar institution, insurance company, mutual fund or other financial institution or associations, provided that each Eligible Assignee must be domiciled in North America, Europe, Australia or South America unless otherwise approved by Borrower (which approval shall not be unreasonably withheld, delayed or conditioned). In connection therewith but subject to the provisions of Section 7.5 below, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit extended by Bank to Borrower, Borrower or its business, or any Subsidiary of Borrower or its business.

          Section 7.5 CONFIDENTIALITY. Bank agrees to use its best efforts to hold any material confidential information that it may receive from Borrower pursuant to this Agreement and the other Loan Documents in confidence, EXCEPT for disclosure: (a) to Bank's directors, officers, employees and agents (b) to legal counsel and accountants for Bank or for Borrower or any of its
Subsidiaries: (c) to other professional advisers to Bank or Borrower or any of its Subsidiaries, provided that the recipient has been informed in advance of the confidential nature of such information (d) to regulatory officials having jurisdiction over Bank: (e) as required by Law or legal process or otherwise in connection with any legal proceeding or litigation involving Bank and Borrower or any of its Subsidiaries and (f) to another financial institution in connection with the disposition or proposed disposition to that financial institution of all or a part of Bank's interest hereunder or of a participation interest hereunder, provided that the recipient has been expressly informed by Bank in advance of the confidential nature of such information and is otherwise an Eligible Assignee as described in Section 7.e. For purposes of the foregoing, "confidential information" shall mean any information respecting Borrower or its Subsidiaries reasonably considered by Borrower to be confidential, OTHER THAN
(i) information previously filed with any governmental agency or authority and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, Bank, and (iii) information previously disclosed by Borrower or any of its Subsidiaries to any person or entity not associated with Borrower or its Subsidiaries without a confidentiality agreement or obligation substantially similar to this Section
7.5. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of Bank to Borrower.

          Section 7.6 WAIVER OF CERTAIN SETOFF RIGHTS. Bank hereby waives and agrees that it will not exercise any setoff rights it may have, whether by operation of law or otherwise, in and to any and all deposit accounts now or hereafter maintained with Bank for the payment of any principal, interest and/or fees due under or with respect to the Line of Credit. The foregoing waiver shall not apply to or otherwise affect or impair any right of Bank to debit any demand deposit account of Borrower maintained with Bank for any fees and charges associated with or otherwise arising in connection with the administration, maintenance and/or operation of demand deposit or other cash management services by Bank and the foregoing waiver shall not affect or supersede any provision contained in any such demand deposit or cash management services agreements providing for such debit rights.

          Section 7.7 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to any extension of credit by Bank subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only by a written instrument executed by each party hereto.

          Section 7.8 NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

          Section 7.9 TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

          Section 7.10 SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

          Section 7.11 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, except to the extent Bank has greater rights or remedies under Federal law, whether as a national bank or otherwise, in which case such choice of California law shall not be deemed to deprive Bank of any such rights and remedies as may be available under Federal law.

          Section 7.12 CONFLICTING PROVISIONS. The provisions of this Agreement are not intended to supersede the provisions of the Loan Documents, but shall be construed as supplemental thereto. However, in the event of any ACTUAL IRRECONCILABLE conflict between the provisions hereof and provisions of the other Loan Documents, it is intended that the provisions of this Agreement shall control: PROVIDED that the inclusion of supplemental rights and remedies in favor of Bank in any other Loan Document shall not be deemed a conflict with this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.


ZERO CORPORATION                                     WELLS FARGO BANK
                                                     NATIONAL ASSOCIATION


By:       /s/ Wilford D. Godbold, Jr.
          ----------------------------
          Wilford D. Godbold, Jr.


Title:    President and Chief Executive Officer
          -------------------------------------
                                                     By:  /s/ David Martin
                                                         ----------------------
By:        /s/ George A. Daniels                          David Martin
          -----------------------------------             Vice President
          George A. Daniels


Title:    Vice President and  Chief Financial Officer
          --------------------------------------------


                                       16